Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Registration Number 62868
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

Randgold Resources Block Listing

Application has been made to the London Stock Exchange and the UK Listing Authority for a block listing of 200,000 ordinary shares of a par value of US$0.10 each to be admitted to the Official List. These shares will rank pari passu with the existing shares in issue.

The additional shares are to be issued as a result of future exercises under the Randgold Resources Limited Share Option Scheme.

Form 1

APPLICATION FOR ADMISSION OF SECURITIES TO TRADING

This form of application should be submitted to Company Services, London Stock Exchange, Old Broad Street, London EC2N 1HP, to arrive no later than 2 business days prior to the consideration of the application for admission to trading.

To: London Stock Exchange

1.	Full name of issuer: Randgold Resources Limited

hereby applies for the following securities to be admitted to trading on the London Stock Exchange subject to the Admission & Disclosure Standards ("the Standards").

2.	Amount and full description of each class of security for which application is now being made: Example: 30,000,000 ordinary shares of 20 pence each fully paid. Where the securities are to be issued under an issuance programme, please give a description of the programme and the maximum amount of securities that may be admitted to trading at any one time.

200 000 (two hundred thousand) ordinary par value shares of US$0.10 (ten United States cents)

3.	Type of issue for which application is being made: Example: Bonus, Rights, Placing, Open Offer, Block listing, Eurobond, MTN Programme

Block listing

4.	Are the securities for which application is now made identical* in all respects
(a)	with each other? YES
(b)	with an existing class of security? YES

If you answered NO to either question how do the securities differ and when will they become identical?

5.	Definitive certificates (or where relevant definitive bearer securities) in respect of the securities for which application to trading is now sought were/will be issued on:

Date: Tuesday, 25 November 2003

Please indicate whether the certificates are in registered or bearer

REGISTERED

form: Note in relation to Question 4:

* identical means in this context:

(a)	the securities are of the same nominal value with the same amount called or paid up;
(b)	they are entitled to dividend/interest at the same rate and for the same period, so that at the next ensuing distribution, the dividend/interest payable per unit will amount to exactly the same sum (gross and net); and
(c)	they carry the same rights as to unrestricted transfer, attendance and voting at meetings and are pari passu in all other respects.

If the securities are not identical, but will so become in the future, definitive certificates issued before that date must be enfaced with a note to this effect.

Default place of settlement (system):          Certificated

Declaration

We acknowledge our obligations under the Standards. Accordingly we declare that:

(a)	all the conditions for trading in the Standards which are required to be fulfilled prior to application have been fulfilled in relation to the issuer and the securities for the admission of which application is now made;
(b)	all the documents and information required to be included in the application have been or will be supplied in accordance with the Standards and all other requirements of the Exchange in respect of the application have been or will be complied with; and
(c)	(for new applicants only) the issuer is in compliance with the requirements of any securities regulator that regulates it and/or any stock exchange on which it has its securities traded.

We undertake to comply with the Standards as published by the London Stock Exchange from time to time.

Signed:	Date: 19 November 2003

Director or secretary or other duly authorised officer, for and on behalf of

Name of issuer	Randgold Resources Limited
Application to be considered on (date):	Monday, 24 November 2003
Dealings expected to commence on (date):	Tuesday, 25 November 2003

Contact at the issuer:

Name:	David Haddon
Email address:	Dhaddon@randgoldresources.com
Telephone number:	0027 11 309 6043

Contact at nominated representative (if applicable):

Name:	Mr Murdo Montgomery
Email address:	Murdo.montgomery@hsbcib.com
Telephone number:	020 7992 2177

Please indicate whether you would like the above information to be added to the Exchange's mailing list in order to receive information on Exchange products, services and news. YES / NO

Please ensure all sections of this form have been completed before submitting

SCHEDULE 3A

APPLICATION FOR ADMISSION OF SECURITIES TO THE OFFICIAL LIST

(SHARES AND DEBT SECURITIES)

This form of application for admission of securities to the Official List should be suitably adapted for an issuer which is not a public limited company. Please note that admission to the Official List will be simultaneous with admission to trading on a Recognised Investment Exchange (RIE). You will need to complete a separate application form to apply for trading on the RIE.

To: UK Listing Authority	19 November 2003

Details of securities to be listed

RANDGOLD RESOURCES LIMITED ("the issuer") hereby applies for the securities detailed below to be admitted to the Official List of the UK Listing Authority subject to the listing rules of the UK Listing Authority.

Share capital

Authorised		Denomination	Issued and paid up (inclusive of present issue)
40 000 000	in	US$0.10	29 203 611
in
in
US$4 000 000			US$2 920 361

(Please include in brackets those shares listed under block listing procedures but not yet allotted)

Debt securities

Nominal value	Redemption date	Coupon

£

Please specify where the issuer is listed and the nature of the listing

Primary London Stock Exchange

Secondary Nasdaq National Market

Please specify on which RIEs the issuer has applied to have its securities traded

Not applicable

Amounts and descriptions of securities for which application is now being made (include distinctive numbers if any)

200 000 (two hundred thousand) ordinary par value shares of US$0.10 (ten United States cents) each

Type of issue for which application is being made

Block listing – ordinary shares

Confirmation

We acknowledge our obligations under the listing rules and the legal implications of listing under the Financial Services and Markets Act 2000. Accordingly we confirm that:

(a)	all the conditions for listing in the listing rules which are required to be fulfilled prior to application have been fulfilled in relation to the issuer and the securities for the admission of which application is now made;
(b)	all information required to be included in the listing particulars/prospectus* has been included therein, or, if the final version has not yet been submitted (or approved), will be included therein before it is so submitted; and
(c)	all the documents and information required to be included in the application have been or will be supplied in accordance with the listing rules and all other requirements of the UK Listing Authority in respect of the application have been or will be complied with.

We undertake to comply with the listing rules from time to time of the UK Listing Authority so far as applicable to the issuer.

We undertake to lodge with you the declaration required pursuant to paragraph 7.8(i) of the listing rules of the UK Listing Authority in due course.

Signed

Director or secretary or other duly authorised officer for and on behalf of

Name of issuer Randgold Resources Limited

To be completed in all cases

Application to be heard on:	Monday, 24 November 2003
Admission expected to be effective on:	Tuesday, 25 November 2003

Name(s) of contact(s) at issuer regarding the
application David Haddon

Telephone number:   002711 309 6043